SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report: September 25, 2006

PACER HEALTH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Florida	0-28729	11-3144463
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7759 N.W. 146th Street

Miami Lakes, Florida 33016

 (Address of principal executive offices)

(305) 828-7660

(Registrant's Executive Office Telephone Number)

MI-200859

ITEM 8.01.  OTHER EVENTS.

On September 25, 2006, Pacer Health Holdings of Lafayette, Inc. (“PHHL”), a wholly-owned subsidiary of Pacer Health Corporation, a Florida corporation (the “Company”), entered into a binding letter agreement (the “LA”) with Southpark Holdings II, LLC (the “Purchaser”) pursuant to which PHHL would enter into (a) a definitive purchase agreement (a “Definitive Agreement”) to sell to the Purchaser, and the Purchaser would purchase from PHHL (the “Sale”), PHHL’s sixty percent (60%) membership interest (the “Membership Interest”) in Southpark Community Hospital, LLC, an acute care hospital located in Lafayette Parish, Louisiana (“Southpark”, and together with the Company, the “Parties”) for a purchase price equal to Two Million Dollars ($2,000,000) and (b) a Non-Competition Agreement, which would preclude PHHL from establishing, managing or operating an acute care hospital in Lafayette Parish, Louisiana for a period of two (2) years from and after the closing of the proposed Definitive Agreement.  Furthermore, PHHL has agreed not to, within one hundred eighty (180) days after the execution of the binding letter agreement and without the approval of the Purchaser, to offer for sale or to solicit offers to buy the Membership Interest or enter into any agreement with any third party with respect to the sale of the Membership Interest.  The Sale is subject to various other terms and conditions.

In connection with the Sale, on September 25, 2006 the Company entered into a binding letter  agreement with Southpark (the “Settlement LA”) pursuant to which the Company would enter into (a) a Settlement and Termination Agreement (“STA”) to terminate that certain Management Agreement (the “Management Agreement”), dated December 6, 2005, in exchange for a settlement fee to be paid by Southpark to the Company equal to One Million Dollars ($1,000,000) and (b) a Non-Competition Agreement, which would preclude the Company from establishing, managing or operating an acute care hospital for a period of two (2) years in Lafayette Parish, Louisiana from and after the closing of the proposed STA.  Furthermore, the Company has agreed not to, within one hundred eighty (180) days after the execution of the Settlement LA and without the approval of Southpark, to offer for sale or to solicit offers to buy the Management Agreement or enter into any agreement with any third party with respect to the sale of the Management Agreement.  These agreements are subject to various other terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2006	PACER HEALTH CORPORATION

By: /s/ Rainier Gonzalez
Name: Rainier Gonzalez
Its: President and Chief Executive Officer